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EXHIBIT 99.6

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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IN RE BIGMAR, INC.                        :              CONSOLIDATED
SECTION 225 LITIGATION                    :              C.A. No. 19289
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                                STATUS QUO ORDER
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         It appearing that the status quo should be preserved pending the
Court's review of the validity of certain actions, IT IS HEREBY ORDERED, this ____ day of December, 2001 that:

         1. Until further Order of this Court, and subject to the remaining provisions of this Order, (a) Cynthia May, Kevin Ryan, John Hodgson, Timothy Carroll, John G. Tramontana, Massimo Pedrani, Philippe J. H. Rohrer and Bernard Kramer ("the Status Quo Directors") shall constitute the Board of Directors (the "Status Quo Board") of Bigmar, Inc. ("Bigmar") and shall exercise control of the day-to-day operating affairs of Bigmar and its subsidiaries (the "Company") until this Court has entered its final judgment in this action, and (b) Cynthia May shall continue as president and secretary of Bigmar and (c) John Tramontana shall continue as chief executive officer and chairman. Each week Mr. Rohrer, as chief financial officer, shall provide each of the Status Quo Directors and Hans Gugolz and Marco Camozzi (the "Gottardo Representatives") with a report on the Company's receivables and payables, receipts and payments in the preceding week and bank account balances. The officers of the Company shall cooperate with and follow the instructions of the Status Quo Board to ensure that payables shall be paid as necessary, whether in the United States or Europe. The Status Quo Board will designate who will pay bills on behalf of the Company. No officer shall take any action with respect to third parties without Board approval. The Status Quo Directors and the Gottardo Representatives shall be provided with Company records that are pertinent to the matters to be considered by the Status Quo Board. The preceding sentence shall not restrict the directors' right to information under Delaware law The Gottardo Representatives shall be entitled to discuss the Company's affairs with any of the Status Quo Directors, to be fully informed of all board discussions and decisions; and to copies of all documents reviewed by the Status Quo Board. All board meetings shall be transcribed.

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         2. Pending entry of this Court's final judgment in this action, the
Board of Directors of Bigmar (as set forth in paragraph 1 above) shall not, except pursuant to further order of the Court or with at least 5 business days notice after Board approval to each of the Status Quo Directors, Declan Service, Fred May and the Gottardo Representatives take any action out of the ordinary course of business of Bigmar or its subsidiaries.

         3. For purposes of this Order, the following actions shall be considered out of "the ordinary course of business":

         a. entering into, approving or agreeing to any corporate action, transaction, loan, contract or agreement: (i) the amount or value of which exceeds $5,000; (ii) the consummation of which would require the approval of or a vote by the Company's directors or shareholders, (iii) would involve an actual or potential change of control of the Company, or (iv) would amend any agreement or transaction within (i) or (ii) above;

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         b.       in any way transferring, encumbering, pledging, loaning, or otherwise disposing of, directly or indirectly, any assets of the Company or any interest therein with a value in excess of $5,000;

         c. declaring, paying, withdrawing or distributing any cash or other assets from the Company, except for accounts payable made in the ordinary course of business;

         d. removing any files, documents, computer equipment, data stored on computer media, computer source codes, trade secrets or other assets or property of the Company from the offices of the Company, or from the offices of third parties employed by or under contract to the Company, including without limitation any duplicates;

         e. employing on behalf of the company any management level employee not currently affiliated with the Company or entering into any employment contract with any person on behalf of the Company;

         f. authorizing, issuing or changing the terms of any securities of the Company ( including without limitation, any common stock, preferred stock or rights, options or warrants to purchase Bigmar stock or any debt convertible into securities) or purchasing any securities of the Company;

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         g.       spending any funds received for Bigmar stock, including
                  without limitation funds from Banca del Gottardo or Fusion Capital LLC or any of their affiliates or associates;

         h. directing or redirecting payments of accounts receivable or other corporate funds in an amount over $1,000;

         i. amending, modifying or repealing the Company's Bylaws or Certificate of Incorporation.

         4. The parties other than Banca del Gottardo shall agree upon an 8-K describing in a neutral manner this litigation and the disputed actions that are the subject of the litigation. The 8-K shall be mailed to the stockholders of record of Bigmar as of November 27-28, 2001.

         5. The restrictions imposed by this Order may be waived on a case-by-case basis by written agreement of the parties to this action. The parties shall notify the Court of any modifications of the terms of this Order by providing the Court with the written modification(s) of the restriction(s). The Court may also modify the restrictions of this Order upon request of any party.


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                                                          Vice Chancellor